Exhibit 10.1

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT made and entered into as of January 17th, 2019 (this “Agreement”), by and among NEWGIOCO GROUP, INC., a corporation organised under the laws of the State of Delaware (the “Purchaser”), and the Persons listed on Schedule 1 hereto (collectively, the “Sellers”), who directly or indirectly own all of the shares of VIRTUAL GENERATION LIMITED, a company organized under the laws of Republic of Malta (the “Company”) and consist of the shareholders (the “Naos Sellers”) of NAOS HOLDING LIMITED, a company organized under the laws of Republic of Malta (“Naos”) and Stefano Volo (the “VG Seller”) in his capacity as a direct shareholder of the Company. The Purchaser and the Sellers are sometimes referred to in this Agreement together as the “Parties” or individually as a “Party”.

RECITALS

A.	Whereas, the Sellers are the registered and beneficial owners – directly or through Naos – of all (or 100%) of the issued and outstanding 4,000 ordinary shares of capital stock of the Company; in particular:
a.	Mr. Stefano Volo owns 1 ordinary share of the Company (the “VG Share”);
b.	Naos owns 3,999 ordinary shares of the Company;
c.	the entire issued and outstanding 4,000 ordinary shares of the capital stock of Naos (the “Naos Shares”) is owned by the Naos Sellers as follows:
i.	Mr. Stefano Volo owns 800 ordinary shares of Naos;
ii.	Mr. Luca Pasquini is the last beneficial owner of 800 ordinary shares of Naos hold on a fiduciary basis by FBS Trust Limited;
iii.	Mr. Alessandro Bronzuoli is the last beneficial owner of 800 ordinary shares of Naos hold on a fiduciary basis by FBS Trust Limited;
iv.	Mr. Gabriele Peroni is the last beneficial owner of 800 ordinary shares of Naos hold on a fiduciary basis by FBS Trust Limited;
v.	Mr. Giovanni Pasquinelli is the last beneficial owner of 800 ordinary shares of Naos hold on a fiduciary basis by FBS Trust Limited;

B.	Whereas, the Company has developed and is the lawful owner of the intellectual property, technology and Virtual Gaming Software Platform (the “VGS”) that it operates, and the Purchaser wishes to avail itself of the benefits that can be derived from the ownership of such VGS; and

C.	Whereas, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the VG Seller, all of his shares of capital stock of the Company (the “VG Share”)and all of the foregoing shares of capital stock of Naos, subject to the terms and conditions contemplated by this Agreement; and

D.	Whereas, the respective governing boards of the Parties have determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of their respective companies and stockholders and accordingly have approved such transactions; and

E.	Whereas, the Purchaser has carried out the legal, tax and financial due diligence on the Company with positive outcome; and

F.	Whereas, as a condition to the willingness of the Parties to enter into this Agreement and to consummate the transactions contemplated hereby, on the Closing Date (as defined below) the Purchaser shall retain each of the Persons listed on Schedule 1 hereto as employees of the Purchaser or subsidiary thereof as the case may be, in each case listed on Schedule 1;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

I. DEFINITIONS

“Actions” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation, interference, opposition, re-examination, concurrent use, cancellation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, of any Person or Governmental Authority;

“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise;

“ADM” means the Agenzie delle Dogane e dei Monopoli of the Republic of Italy;

“Agreement” means this share purchase agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Agreement Effective Date” has the meaning set forth in Section 3.1;

“Balance Sheets” has the meaning set forth in Section 4.8(a);

“Claims Notice” has the meaning set forth in Section 6.2;

“Closing” has the meaning set forth in Section 3.2;

“Closing Date” has the meaning set forth in Section 3.2;

“Company” means Virtual Generation Limited, a company organized and continued under the laws of Republic of Malta and assigned registration number C66059 in the Register of Companies of Republic of Malta;

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for in this Agreement;

“Determination Date” has the meaning set forth in Section 2.2(iii);

“Employment Agreements” means the employment agreements to be entered into on the Closing Date by the Purchaser or a subsidiary thereof with the Persons listed on Schedule 1;

“Encumbrances” means pledges, liens, charges, security interests, leases, mortgages, options, adverse claims or encumbrances of any kind or character whatsoever;

“Exchange Shares” means the shares of common stock, par value $0.0001 per share, of Newgioco Group, Inc. to be issued to the Seller as part of the Purchase Price pursuant to Section 2.2 or to pay the earn-out pursuant to Section 2.4;

“Expiration Date” has the meaning set forth in Section 6.3(a);

“Financial Statements” means the audited financial statements of the Company for the fiscal years ended December 31, 2016 and December 31, 2017 as attached in Schedule 5 and completed interim periods prior to the Closing Date prepared in a form satisfactory to the Purchaser;

"GAAP" means generally accepted accounting principles, as in effect from time to time, applied on a basis consistent with that used in preparation of the financial statements referred to in Section 4.8, consistently applied;

“General Enforceability Exceptions” has the meaning set forth in Section 4.1;

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator;

“Hold Period” means the one year period from each date of issuance of the Exchange Shares;

“ICC” has the meaning set forth in Section 8.14;

“Indemnified Party” has the meaning set forth in Section 6.2;

“Indemnifying Party” has the meaning set forth in Section 6.2;

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Company, including technology, domain names, copyrights, trade-marks, trade-names, business names and other indicia of origin, including those listed on Schedule 3;

“Interested Person” means any person or former officer, director, shareholder or employee of a corporation or any person with which a corporation does not deal at arm’s length;

“Knowledge of the Sellers” means the knowledge obtained or obtainable after due inquiry by each Seller;

“Law” means any law, common law, statute, code, ordinance, regulation or other requirement of any Governmental Authority;

“Liability Claim” has the meaning set forth in Section 6.2;

“Liens” has the meaning set forth in Section 2.1;

“Loss” or “Losses” means all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements and, with respect to any Liability Claim asserted by the Purchaser, diminution in value of the Company;

“MGA” means the Malta Gaming Authority of the Republic of Malta;

“Naos Balance Sheet” has the meaning set forth in Section 4.8(a);

“Naos Shares” means the ordinary shares of Naos Holding Limited;

“Net Profit 2017” means the amount of the net profit of the Company as resulting from the financial statements of the Company for the fiscal years ended on December 31, 2017, such amount to be distributed from cash remaining in the Company prior to the Closing;

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority;

“Party” and “Parties” have the meaning set forth in the Preamble;

“Promissory Note” means the promissory note to be issued by the Purchaser to the Seller more particularly described in Section 2.2;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Purchase Price” has the meaning of the purchase price to be paid by the Purchaser as set forth in Section 2.2;

“Purchaser” means Newgioco Group, Inc., a corporation organised under the laws of the State of Delaware;

“Released Parties” has the meaning set forth in Section 8.1;

“Restricted Business” means any firm, partnership, joint venture, corporation and/or any other entity and/or person, and/or any licensee of such entity, that develops, markets, manufactures, distributes, and/or sells any of the products and services provided by the Purchaser as of the Closing Date.

“Selected Arbitrators” has the meaning set forth in Section 8.14;

“Sellers” means the Persons listed in Schedule 1;

“SEC” means the United States Securities and Exchange Commission;

“Ticketing” means the amount in Euros or other applicable currency of bets made by the users through VGS;

“Transfer Agent” means Signature Stock Transfer, Inc. or such other transfer agent as may be appointed by the Purchaser;

“VG Balance Sheet” has the meaning set forth in Section 4.8(a);

“VGS” means Virtual Gaming Software Platform and associated technology and intellectual rights;

“VG Share” means the share of Virtual Generation Limited owned by Mr. Stefano Volo.

II. PURCHASE AND SALE

2.1                      Purchase and Sale of the VG Share and of the Naos Shares. On the Closing Date, the Purchaser shall purchase from (i) the VG Seller, and the VG Seller shall sell, transfer, assign, convey and deliver to the Purchaser, the VG Share owned by him, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, Encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations (collectively, “Liens”) and (ii) each of the Naos Sellers, and the Naos Sellers shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Naos Shares owned by each of them, free and clear of any Liens. In order to consummate the foregoing purchase and sale, (a) the Purchaser and Sellers (or their respective counsel) will confirm that all requirements for Closing have been satisfied; and (b) subject to such confirmation and immediately thereafter (i) the Purchaser will cause the Purchase Price to be paid as set forth in Section 2.2 below and provide the Seller with confirmation that such payment has been made, and (ii) the Sellers will give an irrevocable and unconditional order to the Sellers’ legal counsel to transfer the Naos Shares and the VG Share to the Purchaser’s legal counsel and provide the Purchaser with confirmation that such notice has been given. The Purchaser will also give an irrevocable and unconditional order to the Purchaser’s legal counsel to accept the Naos Shares and the VG Share.

2.2                      Purchase Price. In full consideration for the transfer of the Naos Shares and of the VG Share, the Purchaser shall pay to the Sellers the sum of FOUR MILLION EURO (€4,000,000) and a potential earn-out according to Section 2.4, subject to adjustment as set forth in Section 2.5 (the “Purchase Price”). The Purchase Price shall be paid on the Closing Date by:

(i)	the cash payment of the sum of ONE HUNDRED AND EIGHT THOUSAND EURO (€108,000) by the delivery to the Seller of a certified cheque or bank draft or a wire transfer of immediately available funds;

(ii)	the issuance of shares of common stock of the Purchaser valued at EIGHTY-NINE THOUSAND EURO (€89,000) as determined by the closing price of such shares on the last trading day immediately preceding the Closing Date and the exchange rate to convert United States dollars into Euro as quoted by the Purchaser’s bank at the close of business on such trading day;

(iii)	the delivery of a Promissory Note issued by the Purchaser to the Sellers containing the following payment obligations:

(a)	€2,392,000 in cash payable in 23 equal and consecutive monthly instalments of €104,000 with the first such payment due and payable on the date that is one (1) month after the Closing Date and such monthly instalments shall be paid to the Seller by a certified cheque or bank draft or by a wire transfer of immediately available funds; and

(b)	€1,411,000 in shares of common stock of the Purchaser issued to the Seller in seventeen (17) equal and consecutive monthly instalments of €83,000 as determined by the average of the closing prices of such shares on the last ten (10) trading days immediately preceding the determination date (the “Determination Date”) of each monthly issuance which shall be the first day of each month commencing on March 1, 2019 and the exchange rate to convert United States dollars into Euro as quoted by the Purchaser’s bank at the close of business on such Determination Date.

On each date that Exchange Shares are to be issued to the Seller as part of the Purchase Price (a) the Purchaser shall transmit the appropriate instructions by e-mail to the Transfer Agent and the share certificates representing such shares shall be delivered by the Transfer Agent to the Sellers within ten (10) days of the Determination Date; and (b) the Purchaser shall provide the Sellers with a copy of such instructions to the Transfer Agent together with a calculation showing the determination of the number of Exchange Shares.

2.3                      In the event that, for any reason whatsoever, the issuance of the Exchange Shares, as provided for by Section 2.2 (ii), 2.2 (iii)(b) and 2.4, is not possible and/or not executed, the corresponding part of the Purchase Price shall be paid in cash in accordance with the dates as set forth in Sections 2.2(ii) 2.2(iii)(b) and 2.4.

2.4                      Potential Earn-Out. As part of the Purchase Price, the Purchaser undertakes to pay the Sellers, within 1 month from the end of the business year 2019, an aggregate amount of €500,000.00 in Exchange Shares if the Ticketing related to the 2019 fiscal year of the Company is at least 5% higher than the Ticketing related to the 2018 fiscal year of the Company, such number of shares to be determined based on the average closing prices of such shares on the last ten (10) trading days immediately preceding December 31, 2019. It being understood that in the event that, for any reason whatsoever, the issuance of such Exchange Shares is not possible and/or executed, Section 2.3 shall be applicable.

2.5                      Adjustment of Purchase Price. If at any time within twenty-four (24) months from the Closing Date the Purchaser determines, acting reasonably, that the Company has been the subject of a material adverse event or there has been a material breach of the representations and warranties relating to the Sellers as set out in Article IV, the Purchaser may, on written notice to the Seller, offset against future payments under the Promissory Note the amount of the damages to the Company arising from such material adverse event or breach of the Seller’s representations and warranties as mutually determined by the Purchaser and the Sellers, acting reasonably (the “Price Adjustment”). If the Price Adjustment cannot be mutually determined by the Purchaser and Sellers within 30 days from the receipt of such written notice by the Sellers then the amount of the Price Adjustment shall be determined by arbitration in accordance with Section 8.14.

2.6                      Net Profit 2017. All of the Net Profit 2017 shall be distributed prior to Closing from the cash in the Company and the remaining cash in the Company shall be an asset of the Company at the time of the Closing.

III. CLOSING DELIVERIES AND OTHER ACTIONS

3.1                      Conditions to Closing. This Agreement shall become effective and binding upon each of the Parties on the date and time (the “Agreement Effective Date”) immediately following the execution and delivery of this fully-executed Agreement by each Party, it being understood that the execution and delivery of the signature pages by each Party hereto shall represent an irrevocable acknowledgement by such Party that each such condition shall have been met. Upon and after the Agreement Effective Date, the terms and conditions herein may only be amended, modified, waived, or otherwise supplemented as set forth in Section 8.9 hereof.

3.2                      Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place concurrently with the payment of the Purchase Price at the offices of Virtual Generation Limited, Level 2, Farrugia Building, 9, St, Michael St, San Gwann, Republic of Malta, or at such other time or place as the Parties may agree in writing. Notwithstanding the foregoing, the Parties may agree to conduct the Closing remotely via electronic exchange of documents, signatures and consideration. For all purposes, the Closing shall be deemed to take place at 00:01 a.m. (Republic of Malta time) on January 31, 2019 (the “Closing Date”).

3.3                      Deliveries by the Seller. At the Closing, each Seller shall deliver, or cause to be delivered, to the Purchaser the following items:

(a)	evidence satisfactory to the Purchaser that the irrevocable and unconditional order to transfer the Naos Shares and the VG Share have been accepted by its legal counsel as contemplated by Section 2.1;

(b)	a waiver, in form and substance acceptable to the Purchaser, of each Seller’s pre-emptive rights, if any, in the Company’s and Naos’ Articles of Association;

(c)	as set forth in Section 4.8(a), the audited financial statements of the Company and Naos for the fiscal years ended December 31, 2016 and December 31, 2017 and completed interim periods prior to the Closing Date prepared in a form satisfactory to the Purchaser;

(d)	the Employment Agreements duly signed by the Persons listed on Schedule 1; and

(e)	such other documents and instruments as the Purchaser reasonably requests to consummate the transactions contemplated hereby, including but not limited to, the delivery of a release from the Sellers as set out in Section 8.1.

3.4                      Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following items:

(a)	the cash payment (or wire transfer confirmation of the cash payment) in accordance with Section 2.2 (i);

(b)	the issuance of Exchange Shares (or confirmation of the issuance of Exchange Shares) in accordance with Section 2.2 (ii);

(c)	the Promissory Note in accordance with Section 2.2 (iii);

(d)	the Employment Agreements duly signed by the Purchaser or the relevant subsidiary; and

(e)	such other documents and instruments as the Seller reasonably requests to consummate the transactions contemplated hereby.

IV. REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller hereby represents and warrants to the Purchaser, as of the date hereof, as follows:

4.1                      Authority, Validity and Effect. Each Seller has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. Each Seller has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by each Seller pursuant to all necessary authorization and constitutes a legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to, or principles of equity affecting creditors’ rights, the relief of debtors and remedies generally (the “General Enforceability Exceptions”). No further action on the part of the Seller is or will be required in connection with the authorization of the transactions contemplated by this Agreement.

4.2                      Title to Shares. (a) The VG Seller is the record and beneficial owner of the VG Share, (b) each Naos Seller is the last beneficial owner of the Naos Shares and, by Closing Date, will also be the record owner of such Naos Shares; (c) each Seller has full power, right and authority, and any approval required by applicable Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Naos Shares and the VG Share owned by it to the Purchaser, (d) has good and valid title to the Naos Shares and to the VG Share owned by it, free and clear of all Liens, (e) Naos has good and valid title to the 3,999 ordinary shares of the Company, free and clear of all Liens; and (f) upon delivery of the VG Shares and Naos Shares, Purchaser will own all of the outstanding capital stock of the Company and Naos free and clear of all Liens. There are no options or warrants or outstanding rights to acquire any equity of the Company or Naos.

4.3                      No Conflict. Neither the execution of this Agreement, nor the performance by the Sellers of its obligations hereunder will (a) violate or conflict with the Articles of Association (or equivalent document) or the Bylaws (or equivalent document) of Naos, the Company, or Operating Agreement or any applicable Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage or other contract to which the Sellers, Naos or the Company is a party or by which any of their respective assets or properties are bound, or (c) result in the creation or imposition of any Lien (except as created by the Purchaser or any of its Affiliates) with respect to, or otherwise have an adverse effect upon, the Naos Shares, the VG Share or any of the assets or properties of the Sellers, Naos or the Company.

4.4                      Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Sellers of this Agreement or the consummation of the transactions contemplated hereby. The Company and Naos have all approvals and consents required to operate their businesses as currently operated. The Company has a pending application before ADM in order to obtain ADM certification of its products. The Company and Naos do not have business relationships with customers in Malta and, as such, the Company and Naos are not subject to MGA regulatory requirements.

4.5                      Intellectual Property.

(a)	Schedule 3 sets out a true, correct and complete list of:
(i)	all of the Intellectual Property owned or used by the Company; and
(ii)	all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to Intellectual Property.
(b)	The Company is the exclusive owner of the Intellectual Property free and clear of all Encumbrances;
(c)	There is no claim existing or, to the Knowledge of the Sellers, threatened, alleging adverse ownership, invalidity or other opposition to, or any conflict with, any of the Intellectual Property. In the past five (5) years, the Company has not received written notice of any alleged infringement or misappropriation from any Person with respect to the Intellectual Property. During such period, to the Knowledge of the Sellers, the Company has not infringed and is not currently infringing on the intellectual property rights of any other Person; and
(d)	The Intellectual Property is sufficient to conduct the business as presently conducted, all software licenses to which the Company is a party are in good standing, binding and enforceable in accordance with their respective terms, and no material default exists on the part of the Company thereunder.
(e)	Naos does not own or use any Intellectual Property.

4.6                      List of Equipment. Schedule 3

4.7                      List of Countries of Operation. Schedule 3

4.8                      Financial Statements.

(a)       On or prior to the Closing Date the Sellers shall deliver true, correct and complete copies of the Company’s unaudited balance sheet as of December 31, 2018 (the “VG Balance Sheet”) and of Naos’s unaudited balance sheet as of December 31, 2018 (the “Naos Balance Sheet”; and together with the VG Balance Sheet, the “Balance Sheets”). The Balance Sheets are true, correct and complete, have been prepared in accordance with GAAP and are based on the books and records of the Company and Naos, respectively, and fairly present the financial condition of the Company and Naos, respectively, as of their date.

(b)       Except as shall be expressly disclosed by the Sellers prior to Closing, the Balance Sheets reflect all debts, liabilities, obligations or commitments of the Company and Naos, respectively. Schedule 5 shall set forth the aggregate outstanding debt and payables of the Company and Naos, respectively, as of December 31, 2018 and a detailed list of the debt divided into categories such as debt subject to forbearance agreements, payables owed for commission, amounts owed for taxes, etc. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, Naos or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise) that could have a material adverse effect on any Purchaser’s acquisition hereunder or the Company or Naos.

4.9                      Conduct of Business. The Sellers have maintained the business of the Company and Naos in good standing and have preserved the relationships with all principal suppliers and customers as set forth in Schedule 4 in the normal course of business. The Seller represents and warrants to the Purchaser that Naos (a) has never performed any activity different than holding the 3,999 ordinary shares of the Company and (b) has never owned any asset or property different than holding the 3,999 ordinary shares of the Company.

4.10                   Absence of Changes and Unusual Transactions. Since December 31, 2017:

(a)	there has not been any material adverse change in the financial condition or operations of the Company or Naos;
(b)	there has been no declaration or payment of any dividend, payment of management bonuses or any other such distribution by the Company or Naos that is out of the ordinary course of business;
(c)	neither the Company nor Naos has transferred, assigned, sold or otherwise disposed of any of the material assets shown or reflected on the balance sheet forming part of the Company’s or Naos’ Financial Statements or cancelled any material debts or entitlements except, in each case, in the ordinary course of business;
(d)	the Company has not created any Encumbrance affecting any of its assets or property; and
(e)	neither the Company nor Naos has authorized, agreed or otherwise become committed to do any of the foregoing.

4.11                   Non-Arm’s Length Transactions. Except as disclosed in Schedule 3 (if any):

(a)	no Seller or Interested Person of the Company is indebted to the Company or Naos, nor is the Company or Naos indebted to any Interested Person of the Company;
(b)	neither the Company nor Naos is a party to any contract with any Interested Person other than contracts of employment, and neither the Company nor Naos shall have no unsatisfied obligations, past or future, to any current Interested Person of the Company or Naos at the time of Closing got services prior to the Closing;
(c)	no Interested Person owns, directly or indirectly, in whole or in part, any property that the Company uses in the operation of its business;
(d)	no Interested Person has any cause of action or other claim against the Company or Naos in connection with its business; and
(e)	since the December 31, 2017, no payment has been made to any Interested Person, other than in the ordinary course of business.

4.12                   Investor Status. Each Seller is an accredited investor as such term is defined under Regulation D or a Non-U.S. Person as such term is defined in Regulation S, as promulgated under the Securities Act; and, if there should be any material change in such status prior to the Closing, Sellers will immediately advise the Purchaser of such change in accredited investor status. Each Seller is acquiring the Exchange Shares for investment purposes and not with a view toward the distribution thereof. Each Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares, and has so evaluated the merits and risks of such investment. Each Seller is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. If a Seller is a Non- U.S. Person as such term is defined in Regulation S (i) such Seller is not acting as fiduciary is a U.S. Person; (ii) at the time the agreement to acquire the Exchange Shares was originated, such Seller was outside the United States and was outside of the United States as of the date of the execution and delivery of this Agreement and (iii) all subsequent offers and sales of the Exchange Shares will be made (i) outside the United States in compliance with Rule 903 or Rule 904 of Regulation S; (ii) pursuant to registration of the Exchange Shares under the Securities Act of 1933, as amended(iii) not acquiring the Exchange Shares on behalf of any purchaser in the United States or (iv) pursuant to an exemption from such registration.

4.13                   Litigation. There are no Actions to the Knowledge of the Sellers, threatened against or affecting the Company or Naos or their officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, which would have a material adverse effect on their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise). Each Seller has not received notice of any Order or any Actions against a Seller, the Company or Naos and, to the Knowledge of the Sellers, there is no Order or any Actions pending or threatened against the Sellers, VG or Naos that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Sellers from complying with the terms of this Agreement.

4.14                   Taxes.

(a)	All tax returns required to have been filed by or with respect to the Company and Naos have been duly and timely filed with the appropriate tax authority, and each such tax return correctly and completely reflects liability for taxes and all other information required to be reported thereon. All taxes owed by the Company or Naos (whether or not shown on any tax return) have been timely paid in full on or before their due date. The Company and Naos each has adequately provided for, in its books of account and related records, liability for all unpaid taxes, including, but not limited to, current taxes not yet due and payable.

(b)	There are no Actions currently proposed, threatened or pending against, or with respect to, the Company or Naos in respect of any taxes or tax return. No material issue has been raised in writing in any tax examination with respect to the Company or Naos which could result in liability for taxes for the Company or Naos for any period.. No claim is pending or, to the Knowledge of Sellers, threatened by a governmental entity in a jurisdiction where the Company or Naos does not file tax returns that VG or Naos is or may be subject to taxation by such jurisdiction or that the Company or Naos must file tax returns.

4.15                   Employment Compensation. All compensation owed to all employees or consultants for services performed prior to the Closing Date for the Company or Naos have been paid in full and each Seller hereby releases the Company, Naos and the Purchaser form any claim it may have against the Company, Naos or the Purchaser with respect thereto.

4.16                   Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Sellers in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Purchaser, Naos or the Company will become obligated to pay a fee or commission.

V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers, as of the date hereof, as follows:

5.1                      Existence and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA.

5.2                      Power. The Purchaser has the power and authority to execute, deliver and perform fully its respective obligations under this Agreement.

5.3                      Validity and Enforceability. The Purchaser has the capacity to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Sellers, represents the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to General Enforceability Exceptions. No further action on the part of the Purchaser is or will be required in connection with the authorization of the transactions contemplated by this Agreement.

5.4                      Offering Exempt from Registration, Purchasers Reliance. The Purchaser advises that:

(a)	the Exchange Shares have not been registered under the Securities Act or under the laws of any state on the basis that the issuance thereof is exempt from such registration;
(b)	as a result of such lack of registration, none of the Exchange Shares may be resold or otherwise transferred or disposed without registration pursuant to or an exemption therefrom is available under the Securities Act and such state securities laws. Notwithstanding the immediately preceding sentence, the Purchaser represents and warrants that, in any event, the Exchange Shares may be sold at the end of the Hold Period;
(c)	the Purchaser’s reliance on the availability of such exemption is, in part, based upon the accuracy and truthfulness of the Seller’s representations contained in this Agreement; and
(d)	in furtherance of the provisions of this Section 5.4, all of the certificate(s) representing the Exchange Shares shall bear a restrictive legend substantially in the following form:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SHARES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS”

(e)	the Purchaser represents and warrants that it will at all times reserve from its authorized capital a sufficient number of shares of common stock as may be required for the issuance of the Exchange Shares and on or before Closing, the Purchaser shall issue a direction to its transfer agent that such shares of common stock should be reserved for issuance to the Sellers.

5.5                      No Guarantees. It has never been represented, guaranteed or warranted expressly or by implication, that:

(a)	any gain will be realized by the Sellers from the Sellers’ investment in the Exchange Shares;
(b)	except for the Hold Period, there will not be any approximate or exact length of time that the Sellers will be required to remain as a holder of the Exchange Shares; or
(c)	the past performance or experience on the part of the Purchaser, its predecessors or of any other person, will in any way indicate any future results of the Purchaser.

5.6                      No Conflict. Neither the execution of this Agreement, nor the performance by the Purchaser of its obligations hereunder will violate or conflict with the Purchaser’s Articles of Incorporation, as amended, or any Law or Order.

5.7                      Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

5.8                      Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Sellers will become obligated to pay a fee or commission.

VI. REMEDIES

6.1                      General Indemnification Obligation.

(a)	Seller’s Indemnification Obligations. The Sellers shall indemnify and hold harmless the Purchaser from and against any and all Losses incurred or suffered by the Purchaser based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Sellers contained in this Agreement or (ii) any breach of any covenant or agreement of the Sellers contained in this Agreement.

(b)	Purchaser’s Indemnification Obligations. The Purchaser shall indemnify and hold harmless the Sellers from and against any and all Losses incurred or suffered by the Sellers based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Purchaser contained in this Agreement, or (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement.

6.2                      Notice of Asserted Liability. As soon as is reasonably practicable after the Sellers, on the one hand, or the Purchaser, on the other hand, becomes aware of any claim that such Party has under Section 6.1 that may result in a Loss for which such Party is entitled to indemnification hereunder (a “Liability Claim”), such Party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other Party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 6.2 will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has prejudiced the Indemnifying Party.

6.3                      Survival; Limitations.

(a)	The representations and warranties of the Parties contained in this Agreement will survive for a period of 30 months following the Closing (the “Expiration Date”); provided that, any Claims pending on the Expiration Date for which notice has been given in accordance with Section 6.2 on or before the Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b)	Notwithstanding anything to the contrary contained in this Article VI, the Seller will not have any liability pursuant to Section 6.1(a)(i) in excess of the Purchase Price.

6.4                      Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants under this Agreement, each of the Parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

6.5                      Adjustment to the Purchase Price. For U.S. Tax purposes, any indemnification payments made pursuant to this Article VI shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

6.6                      Exclusive Remedy. Except as may be required to enforce post-Closing covenants contained in this Agreement, after the Closing Date the indemnification rights in this Article VI are and shall be the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby; provided that this sentence shall not be deemed a waiver by any Party of its right to pursue claims for fraud, intentional or knowing misrepresentation, or active concealment, all of which shall be claims that are outside the terms and conditions of this Agreement. In no event shall any Party be entitled to a duplicative recovery with respect to any particular Loss.

6.7                      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser at the Closing Date shall fully waive, release, remise, acquit and discharge forever, irrevocably and unconditionally the Persons listed on Schedule 1 from, against and with respect to any and all Actions or Losses, which the Purchaser or the Company ever had, have or may have against such Persons in connection with the activities they performed in favour of the Company as employees or directors as of Closing Date, except for cases of fraud or gross negligence.

VII. TERMINATION AND ABANDONMENT

7.1                      Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a)	By the mutual written consent of the parties;

(b)	By Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Sellers set forth in this Agreement, or if any representation or warranty of the Company or Sellers shall become untrue, in either case such that any of the conditions set forth in Section 3.3 hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

(c)	By Sellers, upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or, if any representation or warranty of Purchaser and the shareholders of Purchaser shall become untrue, in either case such that any of the conditions set forth in Section 3.4 hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach; and

(d)	By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

7.2                      Procedure Upon Termination. In the event of termination and abandonment of this Agreement by a Party pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no Party to this Agreement shall have any liability or further obligation to any other Party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any Party of liability for a breach of any provision of this Agreement occurring before such termination.

VIII. MISCELLANEOUS

8.1                      Sellers’ Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers on its own behalf, and on behalf of its Affiliates, hereby fully waives, releases, remises, acquits and discharges forever, irrevocably and unconditionally (a) the Company and Naos and (b) all of their present and former officers and directors (collectively, the “Released Parties”) from, against and with respect to any and all Actions or Losses, which the Seller or any of such Affiliates ever had or has as of the Closing Date against any of the Released Parties for or by any reason or matter whatsoever.

8.2                      Protective Agreements, Non-Competition. As a material inducement and consideration for Purchaser to enter into this Agreement, for a period of five (5) years following the Closing Date (the “Restricted Period”), each of the Sellers shall not, directly or indirectly, participate or engage, or assist (whether as owner, partner, member, officer, director, employee, consultant, advisor, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding capital stock of a publicly-held company) any other Person in engaging in any Restricted Business in any country in which the Purchaser is doing business or in any country in which the Purchaser has specific, publically announced plans to do business (“Restricted Territory”). The Restricted Territory is determined by the public filings and announcements of the Purchaser.

8.3                      No Personal Liability. The Parties agree that the application of this Agreement is limited to its express terms and to the Parties hereto and, accordingly, no Party, nor any of their Affiliates, may bring any Actions (for indemnification or otherwise) against any individual in his or her personal capacity when executing this Agreement solely in his capacity as an officer of a corporation as a result of the use of his or her knowledge in confirming or qualifying any of the representations or warranties contained in this Agreement.

8.4                      Press Release and Announcements. Concurrently with the entry into and the Closing of this Agreement, the Parties will collaboratively prepare and release a joint press release regarding this Agreement and the transactions contemplated hereby, and the Purchaser’s may file a Form 8-K with the SEC regarding the same. Except for such joint press release and Form 8-K, neither Party will issue (or cause to be issued) any press release or other public announcement relating to the existence or subject matter of this Agreement or the transactions contemplated hereby, except as required by applicable Law, if in substance similar to a prior release or with the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

8.5                      Further Assurances. From and after the Closing Date, at the request of the Purchaser, the Sellers shall execute and deliver or cause to be executed and delivered to the Purchaser or the Company, such instruments and other documents as the Purchaser may reasonably request in order to implement the transactions contemplated by this Agreement.

8.6                      Expenses. Each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8.7                      No Assignment; No Third Party Beneficiaries. The rights and obligations of the Sellers under this Agreement may not be assigned without the prior written consent of the Purchaser. The Purchaser may, without the consent of the Sellers, assign its rights and obligations under this Agreement. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party hereto.

8.8                      Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

8.9                      Integration, Modification, Amendments and Waiver. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties with respect to such subject matter. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

8.10                   Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. This Agreement has been drafted, negotiated and executed in the English language. If this Agreement is translated into another language, the English language text shall govern and prevail for all purposes.

8.11                   Binding Agreement; Severability. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the Parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns. Each provision of this Agreement shall be considered separate and if, for any reason, any provision or provisions not essential to the effectuation of the basic purposes of this Agreement is or are determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid. To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.

8.12                   Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:

If to the Seller:

Virtual Generation Limited

Level 2, Farrugia Building, 9, St.

Michael Street

San Gwann, SGN 2301 Republic of Malta

Attention: Stefano Volo (Legal Representative)

Tel: +43-676-4319497

Email: s.volo@virtualgeneration.com

If to the Purchaser:

Newgioco Group, Inc.

Suite 701 – 130 Adelaide St. W.

Toronto, Ontario, M5H 2K4

Attn: Michele Ciavarella, Chief Executive Officer

Fax No.: (905) 738-0807

Email: m.ciavarella@newgiocogroup.com

with a courtesy copy (which will not constitute notice) to:

Beard Winter, LLP

Suite 701 – 130 Adelaide St. W.

Toronto, Ontario, M5H 2K4

Attention: Julian L. Doyle, LLB, General Counsel

Fax No.: (416) 593-5555

Email: jdoyle@beardwinter.com

And to:

Gracin & Marlow, LLP

The Chrysler Building, 26th Floor

405 Lexington Avenue

New York, NY 10174

Attention: Leslie Marlow, SEC Counsel

Tel: (212) 907-6457

Fax: (212) 208-4657

Email: lmarlow@gracinmarlow.com

8.13                   Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, USA, without regard to principles of conflicts of law; provided that, the actual transfer of the Naos Shares and of the VG Share in accordance with Section 2.1 will be governed by the laws of the Republic of Malta.

8.14                   Consent to Arbitration. Unless otherwise required by applicable Law or otherwise necessary to prevent irreparable harm (including obtaining injunctive relief), any controversy, claim or dispute arising out of or relating to this Agreement shall be finally and conclusively settled by a panel of three (3) arbitrators based in Rome, Italy with one arbitrator selected by the Purchaser, one arbitrator selected by the Sellers (the ”Selected Arbitrators”) and one arbitrator selected by the Selected Arbitrators. Notwithstanding the foregoing, if the controversy, claim or dispute relates to the Price Adjustment in Section 2.5, the obligation to make any remaining payments due under the Promissory Note as set forth in Section 2.2(iii) shall be suspended until such time that the Price Adjustment is finally determined by arbitration. The arbitration shall be conducted in accordance with the then current Rules of Arbitration of the International Chamber of Commerce (the “ICC”); provided that, no Party shall initiate any arbitration until the Chief Executive Officers (or equivalent) of each Party have met and discussed resolution of such dispute. Subject to the foregoing, a Party seeking to arbitrate a controversy, claim or dispute shall send a written notice to the other Party(ies) hereto and the International Court of Arbitration of the ICC. The International Court of Arbitration of the ICC shall administer the arbitration and act as an appointing authority if any of the arbitrators fails to be selected in accordance with the foregoing. In the event of any conflict between the Rules of Arbitration of the ICC and this Section 8.14 this Section 8.14 shall govern. The United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York Convention) shall govern the enforcement of the award, and the principles set forth in this Agreement shall be applied by the arbitrators for both evidence and substantive legal questions during the arbitration, including the rendering of the award. The arbitrators’ award will be final and binding and may be entered in any court having jurisdiction thereof. Each Party will bear its own costs and attorneys’ fees and shall share the fees and expenses of the arbitrators in the manner determined by the arbitrators. Any Party may seek injunctive relief in an appropriate court of law or equity pending an award in arbitration to prevent irreparable harm in the interim.

8.15                   Dividends. The Parties agree that the Sellers will be entitled to receive its pro rata share of any such dividends or distributions on the Naos Shares and on the VG Share that are paid by Naos and the Company with respect to their respective net profits for the fiscal year 2018. Any such dividends and distributions will be paid to the Seller when they are paid by Naos and by the Company, as the case may be, to any of its other stockholders.

8.16                   Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement.

[this space left blank intentionally — signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

The Purchaser:

NEWGIOCO GROUP, INC.

By: /s/ Michele Ciavarella

Name: Michele Ciavarella

Title: Chief Executive Officer

The Sellers:

By: /s/ Luca Pasquini

Name: Luca Pasquini (Italian Citizen Passport No.: YA2325303)

Shareholder of 800 Ordinary Shares of NAOS HOLDING LIMITED

By: /s/ Alessandro Bronzuoli

Name: Alessandro Bronzuoli (Italian Citizen Passport No.: YA5287205)

Shareholder of 800 Ordinary Shares of NAOS HOLDING LIMITED

By: /s/ Gabriele Peroni

Name: Gabriele Peroni (Italian Citizen Passport No.: YA5666026)

Shareholder of 800 Ordinary Shares of NAOS HOLDING LIMITED

By: /s/ Stefano Volo

Name: Stefano Volo (Italian Citizen Passport No.: YA0448333)

Shareholder of 1 Ordinary Share of VIRTUAL GENERATION LIMITED and 800 Ordinary Shares of NAOS HOLDING LIMITED

By: /s/ Giovanni Pasquinelli

Name: Giovanni Pasquinelli (Italian Citizen Passport No.: YA4161271)

Shareholder of 800 Ordinary Shares of NAOS HOLDING LIMITED

Signature Page to Share Purchase Agreement